Exhibit 99.3
NON-GAAP Reconciliation

	Third Quarter 2006		Full Year 2006
	Low End	High End	Low End	High End
($’s in millions)
Adjusted EBITDA calculation is as follows:
Net income	$17.0	$22.0	$58.4	$68.4
Income tax provision	8.6	8.6	29.7	32.8
Net interest expense	2.0	2.0	10.0	10.0
Depreciation and amortization	5.5	5.5	24.1	26.0
Loss on debt extinguishment	—	—	2.4	2.4
Stock-based compensation	1.9	1.9	6.8	6.8
Gain on insurance settlement	—	—	(14.3)	(14.3)

Adjusted EBITDA (1)	$35.0	$40.0	$117.1	$132.1
(1)	Horizon calculates Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) as net income excluding income taxes, net interest expense, depreciation and amortization, and adjusted for loss on debt extinguishment, stock-based compensation and gain on insurance settlement. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon’s GAAP financials and is used as a measure of operational performance. Management references this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Horizon also has aligned the disclosure of Adjusted EBITDA with the financial covenants in its material credit agreements with various lenders, which include ratios requiring a determination of EBITDA, as defined. Adjusted EBITDA is a material component of the financial covenants in Horizon’s credit agreements and non-compliance with the covenants could result in the acceleration of indebtedness. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. Horizon also uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. In addition, some incentive compensation for management and employees is based on Adjusted EBITDA. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon’s operating performance, financial position and cash flows. Horizon’s computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies. A reconciliation of this non-GAAP measure to Horizon’s net income (loss) is included.